Exhibit 10.27.2

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                              COMMERCIAL AGREEMENT


                                      among



                 ISKO DOKUMA ISLETMELERI SANAYI VE TICARET A.S.



                             CONE MILLS CORPORATION



                                       and



                           ISKONE DENIM PAZARLAMA A.S.



                         Dated as of October 3, 2002





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                                TABLE OF CONTENTS


                                                                          Page


Section         1.    Definitions.........................................    1

Section         2.    Sale and Distribution of Products...................    2

Section         3.    Purchase of Products; Terms and Conditions of Sale..    3

Section         4.    Quantities..........................................    3

Section         5.    Specifications.......................................   3

Section         6.    Claims...............................................   4

Section         7.    Product Quality and Development......................   4

Section         8.    Trademarks and Trade Names...........................   4

Section         9.    Confidentiality; Public Announcements................   5

Section        10.    Other Covenants and Agreements.......................   5

Section        11.    Termination..........................................   6

Section        12.    Force Majeure........................................   6

Section        13.    Governing Law; Arbitration...........................   7

Section        14.    Notices..............................................   7

Section        15.    Miscellaneous........................................   7


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                              COMMERCIAL AGREEMENT


                  COMMERCIAL AGREEMENT, dated as of October 3, 2002, among
ISKO DOKUMA ISLETMELERI SANAYI VE TICARET A.S. ("Isko"), a corporation organized under the laws of Turkey, CONE MILLS CORPORATION ("Cone"), a corporation organized under the laws of the State of North Carolina, United States of America, and ISKONE DENIM PAZARLAMA A.S. ("JV"), a corporation organized under the laws of Turkey.


                                    RECITALS

                  A. Isko and Cone have established a joint venture to sell denim fabrics to Levi Strauss Europe or its 100% owned subsidiaries ("LSE") for Levi's(R) 501(R) jeans such fabrics to be marketed to LSE by Cone and produced by Isko based upon orders allocated by Cone and accepted by Isko (the "Project").

                  B. Isko and Cone have entered into a Joint Venture Agreement, dated as of June 17, 2002 (and as the same may from time to time be amended or extended, the "Joint Venture Agreement"), between Isko and Cone, setting forth their agreement as to the management of JV, transfers of stock of JV and certain other matters related to JV.

                  C. Isko has agreed to provide support services to JV with certain administrative services and assistance, all upon the terms and conditions of an administrative services agreement dated as of the date hereof.

                  D. Cone has agreed to provide Isko and JV with certain confidential technology, trade secrets, manufacturing and processing methods and other know-how relating to the production, processing and distribution of denim fabrics, all upon the terms and conditions set forth herein.

                  E. In order to induce Cone to provide the foregoing confidential know-how to Isko and JV and in order to induce Isko and Cone to carry out the Joint Venture, the parties hereto desire to enter into this Agreement to set forth their agreement as to the manufacturing and marketing to LSE by Cone of 501(R) jeans denim fabrics produced by Isko.

                  NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

                  Section 1. Definitions. (a) Each of the following terms is defined in the section set forth below opposite such term:



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                  Cone ....................................Introduction
                  Confidential Information.................9 (a)
                  JV.......................................Introduction
                  Isko.....................................Introduction
                  Levi Strauss Europe......................Recital A

                  (b) The following terms, as used herein, have the following meanings:

                  "Business Plan" means the initial business plan and each annual business plan for JV, as set forth in or adopted pursuant to the Joint Venture Agreement.

                  "Commercial Operation Date" means the date on which JV commences commercial sales, as specified in a resolution of the Board of Directors of JV.

                  "Joint Venture Agreement" means the joint Venture Agreement, dated as of June 17 2002, between Isko and Cone, relating to, among other things, the management of JV and transfers of capital stock of JV, as amended from time to time.

                  "JV Products" means the denim fabrics produced by Isko for Levi's(R) 501(R) jeans and marketed to LSE by Cone, which are sold from time to time to LSE by JV.

                  "License Agreement" means the License Agreement, dated as of the date hereof, among Isko, Cone and JV, as amended from time to time.

                  "Person" means an individual, corporation, partnership, trust or other entity, including a government or political subdivision or an agency or instrumentality thereof.

                  "Product" means any JV Product.

                  "US$" means United States Dollars.

                  (c) When used in this Agreement in connection with the grant by one party to the other party of the exclusive right to sell and distribute certain products to certain customers, the term "exclusive" shall mean that the granting party shall not, and shall cause its employees, agents and representatives not to, (i) sell such products to such customers or solicit, directly or indirectly, any such sales, or (ii) grant any similar rights to any other Person, except in either case as expressly provided herein.

                  Section 2. Sale and Distribution of Products. Upon the terms and conditions set forth in this Agreement, (i) Isko hereby grants to JV the exclusive right to sell denim fabrics produced by Isko to LSE for Levi's(R) 501(R) jeans, and (ii) Isko and JV hereby grant to Cone the exclusive right to market JV Products. In addition, Isko will not market or sell, directly or indirectly, denim fabrics to any other part of Levi Strauss & Co. for Levi's(R) 501(R) jeans.



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                  Section 3. Purchase of Products; Terms and Conditions of Sale.
(a) Upon the terms and conditions hereof, (i) Cone shall market denim fabrics to LSE, (ii) Isko shall produce such fabrics pursuant to orders allocated by Cone, and (iii) JV shall purchase such fabrics from Isko and sell and invoice such fabrics to LSE, under JV's name on normal open terms of sixty (60) days or other mutually acceptable terms in US$ and will remit payments pursuant to the Transfer Price Agreement upon receipt of funds from LSE.

                  (b) (i) The purchase price of denim fabric from Isko to JV shall be in accordance with the Transfer Price Agreement between the parties of even date herewith as amended from time to time, and (ii) the invoice price to LSE shall be as determined from time to time by Cone, and accepted by Isko. All amounts payable hereunder shall be stated and paid in US$ in accordance with this Section 3.

                  Section 4. Quantities. (a) (i) For 2002, the parties will work together to have denim fabrics produced by Isko approved by Cone as soon as practicable with a target flow rate of up to 100,000 yards per week. Initially, Cone will allocate a basic shrink-to-fit style to Isko with a longer-term goal of Isko also producing specialty-finished styles for Cone to market. Cone and Isko will target production in 2003 of 200,000 yards per week. Actual production in 2003 and future years will be dependent on orders by LSE, and (ii) Cone shall notify Isko no later than ten days following receipt of any purchase order from LSE to be allocated by Cone to Isko, which has previously been agreed to by Isko and Cone and said notification shall constitute a binding agreement of Isko to produce the denim fabric indicated in the purchase order.

                  (b) No later than 60 days prior to the beginning of each fiscal quarter, Cone shall deliver to the other parties, in writing, an estimated non-binding purchase forecast setting forth the anticipated quantities of denim fabric expected to be purchased during the next fiscal year or quarter by LSE. Such forecasts shall be supplied for planning assistance only and shall be subject to revision at any time.

                  Section 5. Specifications. (a) Under the fabric approval process, Cone will provide fabric specifications and constructions to Isko. Isko will then provide an estimated product cost, produce yarns required for the product, and forward the yarn to Cone for approval. Upon yarn approval, Isko will produce a fabric sample matching the shade standard produced by Cone within the established parameters, which will then be forwarded to Cone for approval. Isko will produce finalized fabric cost upon approval of the sample. Once a product is approved it will be available for marketing to LSE by Cone.

                  (b) Isko warrants that all denim fabrics produced by Isko for sale by JV to LSE shall conform to the customary standards and specifications applicable with respect to such product from time to time, or otherwise specified in the purchase order relating to such product and shall benefit from such other warranties as are set forth in the Terms and Conditions of Sale applicable thereto.



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                  (c) Upon receipt of an order for LSE, Isko will produce the product for sale to LSE by JV. All such fabric shall meet LSE specifications for physical properties, shade band and defect levels.

                  (d) Denims produced that do not met LSE specifications will be Sanforized(R), assigned a new (unrelated) product style number and sold by Isko to others.

                  (e) Cone and LSE will certify Isko's laboratories as part of the approval process.

                  Section 6. Claims. (a) Isko shall be responsible for LSE quality claims should JV issue a credit or pay damages. Such claims may be for either patent or latent fabric defects and/or physical property or shade problems resulting in garment seconds.

                  (b) On behalf of JV, Cone will work with LSE to resolve any claim. If Cone reaches an agreement with LSE as to the validity of any claim and Isko accepts such agreement (which shall not be unreasonably withheld), JV will then issue a credit to LSE for the amount of the claim. The claim will be shared equally between Isko and Cone. Cone shall bear a loss to the extent of its earned commission, license fee, and marketing contribution plus any other compensation on the sale. Isko will issue a credit to JV for the goods being returned and received by Isko.

                  (c) In situations where the claim is in excess of the sales price of the fabric, i.e. garment defects, Isko shall indemnify JV for such losses in excess of the sales price, subject to negotiation between the parties.

                  (d) Isko shall be responsible for any other liability claims arising from the manufacture and sale of Isko's products.

                  Section 7. Product Quality and Development. At the written request of Isko, Cone shall make available to Isko, as necessary, the services and assistance of its product development and product testing groups (including causing employees and agents of Cone in such groups to provide such services and assistance as long as provision of such does not impede the ordinary course of business of Cone) for the development and testing of any denim fabrics manufactured or proposed to be manufactured by Isko for JV in accordance with LSE specifications. Cone shall not charge Isko for such technical support for one year from the date hereof. For the following years, Cone agrees to provide minimal technical support (two visits per year) at no charge. Extensive technical support (more than two visits) for the following years will be charged at Cone's payroll plus 30% and travel expenses. Isko shall promptly reimburse Cone for all such costs and expenses incurred, plus be responsible for any applicable taxes, duties or other governmental charges deducted, paid or withheld.



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                  Section 8. Trademarks and Trade Names. All JV Products shall be sold or distributed by the parties under a trademark or trademarks owned or designated by Isko, Cone and JV, respectively. Except as otherwise specifically provided in the License Agreement, neither Isko nor JV shall use the name "Cone" or any of Cone's trademarks and trade names, and neither Cone nor JV shall use the name "Isko" or any of Isko's trademarks and trade names, for the purpose of advertising, publicizing or promoting the sale or other use of any Product without the prior written consent of such party. Other than the rights JV may have to trade names and trademarks of Isko and Cone pursuant to the License Agreement, no proprietary or other rights with respect to the trademarks, trade names or brand names of Isko, Cone or JV is conferred, either expressly or by implication, upon any other party. The use by JV of trademarks and/or trade names of Isko and Cone shall be subject to the terms and conditions of the License Agreement.

                  Section 9. Confidentiality; Public Announcements. (a) None of Isko, Cone or JV shall use or disclose to any third party (other than their respective financial advisors, attorneys and other agents and representatives) any information ("Confidential Information") relating to this Agreement or the transactions contemplated hereby, except (i) such information as is required to be disclosed by applicable law or is or becomes generally available to the public other than through a breach of this Agreement or (ii) for transactions Isko specifically contemplated by this Agreement. Each of Isko, Cone and JV shall, and shall cause each of its affiliates to, take such reasonable precautions as are necessary to prevent use or disclosure of Confidential Information by or to others.

                  (b) Each party hereto agrees (except as necessary to perform the express terms of this Agreement) not to use, copy or disclose to any third party any trade secrets, designs, plans, inventions, practices, processes, procedures, manufacturing and processing methods, technologies and know-how (whether or not patented or patentable) and similar proprietary rights of the other parties, or any documents obtained upon request from the other parties and designated confidential, and shall, at such party's expense, return to such other party all confidential documents, papers and other written material obtained from such other party relating to the transactions contemplated by this Agreement.

                  (c) Except as ordered or required by any applicable law or competent judicial, governmental or other authority or in accordance with the requirements of any stock exchange, no Stockholder shall issue any press release or make any other public statement relating to this Agreement or any of the transactions contemplated by this Agreement without obtaining the prior written approval of each other Stockholder, where such approval shall not be unreasonably withheld, as to the contents and the manner of presentation and publication of such press release or public statement.

                  Section 10. Other Covenants and Agreements. (a) Each of Isko, Cone and JV shall, upon reasonable request from time to time, furnish the other parties such information as is required for the performance of their respective obligations hereunder or for the purposes of verifying sales and deliveries to customers and computing the amounts payable under this Agreement (if any); provided that none of the parties shall be required to disclose any proprietary information. Subject to the foregoing sentence, Isko,



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Cone and JV shall each permit representatives of the other parties to visit, at their own expense, their facilities upon reasonable notice during normal working hours for purposes relating to the performance of this Agreement.

                  (b) Each of the parties shall use its best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable to effect the transactions contemplated by this Agreement.

                  (c) Products developed by Isko for sale to JV for sale to LSE shall not be duplicated or sold to other parties by Isko or JV.

                  Section 11. Termination. (a) This Agreement may be terminated
(i) at any time by mutual written agreement of Isko, Cone and JV, (ii) in the event the Joint Venture Agreement is terminated pursuant to the terms thereof, upon notice by Isko or Cone to the other parties, or (iii) in the event either Isko or Cone commits a material breach of any provision of this Agreement or defaults in the performance of any of its material obligations hereunder, and such breach or default has not been cured within fifteen (15) days of delivery of notice thereof by any other party, upon notice by any such non-breaching or non-defaulting party to the other parties.

                  (b) Upon termination of this Agreement:

                  (i) The following provisions of this Agreement shall survive the termination of this Agreement: Sections 5, 8, 9, 11 (a), 13, 14, 16
         (b) and 16 (f).

                  (ii) Any and all outstanding purchase orders under Section 4 shall terminate to the extent Isko has not commenced production thereof. In the event Isko has commenced such production, Isko shall so notify JV and Cone as promptly as practicable following the termination of this Agreement, and the products covered by such purchase orders shall be sold in accordance with Sections 3 and 4.

                  Section 12. Force Majeure. Any obligation (other than any obligation to pay money) of any party shall be temporarily suspended during the period in which such party is unable to perform such obligation by reason of force majeure but only to the extent of such inability to perform. For purposes of this Agreement, "force majeure" shall mean any event or condition that prevents a party from performing its obligations hereunder, is beyond the reasonable control of such party and could not, by the exercise of due diligence, have been avoided by such party, including without limitation (i) fire, explosion, labor disputes, casualty or accidents, lack of or failure of transportation facilities, epidemic, cyclone, flood, earthquake, windstorm, typhoons, riots, or other acts of God, (ii) war, revolution, civil commotion, acts of public enemies, blockage or embargo, or (iii) any law, proclamation, regulation, ordinance, demand or requirement of any governmental authority.
Upon the occurrence and until the cessation of any such force majeure, the party suffering therefrom shall immediately give the other parties notice in writing of the cause of delay. In the event force majeure lasts continuously for at



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least 60 days, the parties shall meet to consult and agree on the necessary arrangements for the further implementation of the Agreement; provided that if no such agreement is reached within 30 days thereafter, either Isko or Cone may terminate this Agreement by giving notice to the other parties.

                  Section 13. Governing Law; Arbitration. (a) This Agreement shall be governed by and construed in accordance with the laws of Turkey, without giving effect to the conflict of law rules thereof.

                  (b) Any and all disputes, controversies and claims arising out of, involving, or relating to the Agreement shall be referred to, settled and finally resolved exclusively by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such rules. Cone and Isko shall each appoint one arbitrator and a third arbitrator will be appointed by the two arbitrators appointed by the parties. The place of the arbitration shall be Zurich, Switzerland. The language to be used in the arbitral proceedings shall be English.

                  Section 14. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by telecopy or overnight courier service, (i) if to Isko at:
Isko Dokuma Isletmeleri Sanayi ve Ticaret A.S., Organize Sanayi Bolgesi, 3. Cadde 16425, Inegol/BURSA, telecopy: +90-224-714-8016, with copy to Cone,
(ii) if to Cone at: Cone Mills Corporation, 804 Green Valley Road, Greensboro, North Carolina 27408, attention: General Counsel, telecopy: 336-379-6972, with copy to Isko, and (iii) if to JV at: Organize Sanayi Bolgesi, 3. Cadde 16425, Inegol/BURSA, telecopy: +90-224-714-8016, with copies to Cone and Isko; or at such other address or the telecopy number as Isko, Cone or JV may designate by written notice to the other parties.

                  Section 15. Miscellaneous. (a) Except as otherwise specifically provided in this Agreement, each party hereto shall pay all its own costs and expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

                  (b) If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

                  (c) Nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.



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                  (d) This Agreement has been concluded in the English language and in the event of any inconsistency between the original English version and any translation, such English version shall govern.

                  (e) Neither this Agreement nor any term hereof may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement or such amendment, change, waiver, discharge or termination is sought. This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto.

                  (f) Each of the parties shall pay all taxes, duties or other charges, including, without limitation, any sales, value-added or similar transfer taxes, payable in respect of the sale or distribution by such party of any JV Product and shall hold the other parties harmless from any claims or demands made by any taxing or other governmental authority with respect thereto.

                  (g) This Agreement (including any Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire agreement of the parties relating to the subject matter hereof and supersede any and all prior agreements, arrangements and understandings relating thereto.

                  (h) The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  (i) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                  (j) Neither this Agreement nor any transaction contemplated hereby shall create the relationship of partners, joint venturers or principal and agent among the parties hereto, except as expressly provided herein or therein. None of the parties hereto have any authority to represent or bind the other parties in any manner whatsoever, except as agreed in writing by the parties.



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the date first above written.


                              ISKO DOKUMA ISLETMELERI SANAYI
                                VE TICARET A.S.


                              By /s/ Zekeriye Konukoglu
                              Name: Zekeriye Konukoglu
                              Title:



                              CONE MILLS CORPORATION


                              By /s/ Neil W. Koonce
                              Name: Neil W. Koonce
                              Title: Vice President



                              ISKONE DENIM PAZARLAMA A.S.


                              By Oguzhan Gurdogan/Ibrahim Erpamukeu
                              Name: Oguzhan Gurdogan/Ibrahim Erpamukeu
                              Title:  Dep. V. P.


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